Exhibit 2.5

Split-Off Agreement

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of April __, 2008, is made by and between SmartHeat Inc., a Nevada corporation (“Seller”), and Jason Schlombs (“Buyer”).

RECITALS

A.           Seller owns one thousand (1,000) shares of common stock, $0.001 par value per share (the “Shares”) of PGR Holdings, Inc., a Delaware corporation (the “Company”), which shares constitute, as of the date hereof, all of the issued and outstanding capital stock of the Company.

B.           Buyer holds 2,500,000 shares of common stock, $0.001 par value per share, of Seller (the “Purchase Price Shares”), and Buyer has agreed to transfer such shares back to Seller for immediate cancellation (the “Repurchase”).

C.           In connection with the Repurchase, Buyer wishes to acquire from Seller, and Seller wishes to transfer to Buyer, the Shares, upon the terms and subject to the conditions set forth herein.

Accordingly, the parties hereto agree as follows:

1.           Purchase and Sale of Stock.

(a)           Purchased Shares. Subject to the terms and conditions provided below, Seller shall sell and transfer to Buyer and Buyer shall purchase from Seller, on the Closing Date (as defined in Section 1(c)), all of the Shares.

(b)           Purchase Price.  The purchase price for the Shares shall be the transfer and delivery by Buyer to Seller of the Purchase Price Shares, deliverable as provided in Section 2(b).

(c)           Closing. The closing of the transactions contemplated in this Agreement (the “Closing”) shall take place contemporaneously with the execution and delivery of this Agreement.  The date on which the Closing occurs shall be referred to herein as the Closing Date (the “Closing Date”).

2.           Closing.

(a)           Transfer of Shares. At the Closing, Seller shall deliver to Buyer certificates representing the Shares, duly endorsed to Buyer or as directed by Buyer, which delivery shall vest Buyer with good and marketable title to all of the issued and outstanding shares of capital stock of the Company, free and clear of all Liens and encumbrances.

(b)           Payment of Purchase Price. At the Closing, Buyer shall deliver to Seller a certificate or certificates representing the Purchase Price Shares duly endorsed to Seller, which delivery shall vest Seller with good and marketable title to the Purchase Price Shares, free and clear of all Liens and encumbrances.

3.           Representations and Warranties of Seller. Seller represents and warrants to Buyer as of the date hereof as follows:

(a)           Corporate Authorization; Enforceability. The execution, delivery and performance by Seller of this Agreement is within its corporate powers and has been, duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b)           Governmental Authorization. The execution, delivery and performance by Seller of this Agreement requires no consent, approval, Order, authorization or action by or in respect of, or filing with, any Governmental Authority.

(c)           Non-Contravention; Consents. The execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated hereby do not (i) violate the certificate of incorporation or bylaws of Seller or (ii) violate any applicable law or order.

4.           Representations and Warranties of Buyer. Buyer represents and warrants to Seller as of the date hereof as follows:

(a)           Enforceability. The execution, delivery and performance by Buyer of this Agreement are within Buyer’s powers. This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

(b)           Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement require no consent, approval, Order, authorization or action by or in respect of, or filing with, any Governmental Authority.

(c)           Non-Contravention; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby do not violate any applicable Law or Order.

(d)           Purchase for Investment.  Buyer is financially able to bear the economic risks of acquiring an interest in the Company and the other transactions contemplated hereby, and have no need for liquidity in this investment. Buyer has such knowledge and experience in financial and business matters in general, and with respect to businesses of a nature similar to the business of the Company, so as to be capable of evaluating the merits and risks of, and making an informed business decision with regard to, the acquisition of the Shares. Buyer is acquiring the Shares solely for their own account and not with a view to or for resale in connection with any distribution or public offering thereof, within the meaning of any applicable securities laws and regulations, unless such distribution or offering is registered under the Securities Act of 1933, as amended (the “Securities Act”), or an exemption from such registration is available. Buyer has (i) received all the information they have deemed necessary to make an informed investment decision with respect to the acquisition of the Shares, (ii) had an opportunity to make such investigation as she has desired pertaining to the Company and the acquisition of an interest therein, and to verify the information which is, and has been, made available to her and (iii) had the opportunity to ask questions of Seller concerning the Company. Buyer has received no public solicitation or advertisement with respect to the offer or sale of the Shares. Buyer realizes that the Shares are “restricted securities” as that term is defined in Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act, the resale of the Shares is restricted by federal and state securities laws and, accordingly, the Shares must be held indefinitely unless their resale is subsequently registered under the Securities Act or an exemption from such registration is available for their resale. Buyer understands that any resale of the Shares by her must be registered under the Securities Act (and any applicable state securities law) or be effected in circumstances that, in the opinion of counsel for the Company at the time, create an exemption or otherwise do not require registration under the Securities Act (or applicable state securities laws). Buyer acknowledges and consents that certificates now or hereafter issued for the Shares will bear a legend substantially as follows:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS (THE “STATE ACTS”), HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND QUALIFICATION UNDER THE STATE ACTS OR PURSUANT TO EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS (INCLUDING, IN THE CASE OF THE SECURITIES ACT, THE EXEMPTIONS AFFORDED BY SECTION 4(1) OF THE SECURITIES ACT AND RULE 144 THEREUNDER). AS A PRECONDITION TO ANY SUCH TRANSFER, THE ISSUER OF THESE SECURITIES SHALL BE FURNISHED WITH AN OPINION OF COUNSEL OPINING AS TO THE AVAILABILITY OF EXEMPTIONS FROM SUCH REGISTRATION AND QUALIFICATION AND/OR SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY THERETO THAT ANY SUCH TRANSFER WILL NOT VIOLATE THE SECURITIES LAWS.

Buyer understands that the Shares are being sold to her pursuant to the exemption from registration contained in Section 4(1) of the Securities Act and that Seller is relying upon the representations made herein as one of the bases for claiming the Section 4(1) exemption.

(e)           Liabilities.  Following the Closing, Seller will have no debts, liabilities or obligations relating to the Company or its business or activities, whether before or after the Closing, and there are no outstanding guaranties, performance or payment bonds, letters of credit or other contingent contractual obligations that have been undertaken by Seller directly or indirectly in relation to the Company or its business and that may survive the Closing.

(f)           Title to Purchase Price Shares.  Buyer is the sole record and beneficial owner of the Purchase Price Shares. At Closing, Buyer will have good and marketable title to the Purchase Price Shares, which Purchase Price Shares are, and at the Closing will be, free and clear of all options, warrants, pledges, claims, Liens and encumbrances, and any restrictions or limitations prohibiting or restricting transfer to Seller, except for restrictions on transfer as contemplated by applicable securities laws.

(g)           Capitalization. As of the date hereof, Seller owns the Shares, which interests represent 100% of the authorized, issued and outstanding capital stock of the Company. The Shares are duly authorized, validly issued, fully-paid, non-assessable and free and clear of any Liens.

5.           Indemnification and Release.

(a)           Indemnification. Buyer covenants and agrees to indemnify, defend, protect and hold harmless Seller, and its officers, directors, employees, stockholders, agents, representatives and affiliates (collectively, together with Seller, the “Seller Indemnified Parties”) at all times from and after the date of this Agreement from and against all losses, liabilities, damages, claims, actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys’ fees and expenses of investigation), whether or not involving a third party claim and regardless of any negligence of any Seller Indemnified Party (collectively, “Losses”), incurred by any Seller Indemnified Party as a result of or arising from (i) any breach of the representations and warranties of Buyer set forth herein or in certificates delivered in connection herewith, (ii) any breach or nonfulfillment of any covenant or agreement on the part of Buyer under this Agreement, (iii) any debt, liability or obligation of the Company, whether incurred or arising prior to the date hereof or after, (iv) any debt, liability or obligation of Seller for actions taken prior to that certain share exchange transaction by the Seller with the shareholders of Taiyu Machinery & Electronic Equipment Co., Ltd  (the “Share Exchange”), including, without limitation, any amounts due or owing to any former officer, director or Affiliate of Seller, (v) the conduct and operations of the business of the Company whether before or after the Closing, (vi) claims asserted against the Company whether arising before or after the Closing, or (vii) any federal or state income tax payable by Seller and attributable to the transaction contemplated by this Agreement or activities prior to the Share Exchange or with respect to the Company after the Share Exchange.

(b)           Third Party Claims.

(i)           If any claim or liability (a “Third-Party Claim”) should be asserted against any of the Seller Indemnified Parties (the “Indemnitee”) by a third party after the Closing for which Buyer has an indemnification obligation under the terms of Section 5(a), then the Indemnitee shall notify Buyer (the “Indemnitor”) within 20 days after the Third-Party Claim is asserted by a third party (said notification being referred to as a “Claim Notice”) and give the Indemnitor a reasonable opportunity to take part in any examination of the books and records of the Indemnitee relating to such Third-Party Claim and to assume the defense of such Third-Party Claim and in connection therewith and to conduct any proceedings or negotiations relating thereto and necessary or appropriate to defend the Indemnitee and/or settle the Third-Party Claim. The expenses (including reasonable attorneys’ fees) of all negotiations, proceedings, contests, lawsuits or settlements with respect to any Third-Party Claim shall be borne by the Indemnitor. If the Indemnitor agrees to assume the defense of any Third-Party Claim in writing within 20 days after the Claim Notice of such Third-Party Claim has been delivered, through counsel reasonably satisfactory to Indemnitee, then the Indemnitor shall be entitled to control the conduct of such defense, and shall be responsible for any expenses of the Indemnitee in connection with the defense of such Third-Party Claim so long as the Indemnitor continues such defense until the final resolution of such Third-Party Claim. The Indemnitor shall be responsible for paying all settlements made or judgments entered with respect to any Third-Party Claim the defense of which has been assumed by the Indemnitor. Except as provided in subsection (ii) below, both the Indemnitor and the Indemnitee must approve any settlement of a Third-Party Claim. A failure by the Indemnitee to timely give the Claim Notice shall not excuse Indemnitor from any indemnification liability except only to the extent that the Indemnitor is materially and adversely prejudiced by such failure.

(ii)           If the Indemnitor shall not agree to assume the defense of any Third-Party Claim in writing within 20 days after the Claim Notice of such Third-Party Claim has been delivered, or shall fail to continue such defense until the final resolution of such Third-Party Claim, then the Indemnitee may defend against such Third-Party Claim in such manner as it may deem appropriate and the Indemnitee may settle such Third-Party Claim, in its sole discretion, on such terms as it may deem appropriate. The Indemnitor shall promptly reimburse the Indemnitee for the amount of all settlement payments and expenses, legal and otherwise, incurred by the Indemnitee in connection with the defense or settlement of such Third-Party Claim. If no settlement of such Third-Party Claim is made, then the Indemnitor shall satisfy any judgment rendered with respect to such Third-Party Claim before the Indemnitee is required to do so, and pay all expenses, legal or otherwise, incurred by the Indemnitee in the defense against such Third-Party Claim.

(c)           Non-Third-Party Claims. Upon discovery of any claim for which Buyer has an indemnification obligation under the terms of this Section 5 which does not involve a claim by a third party against the Indemnitee, the Indemnitee shall give prompt notice to Buyer of such claim and, in any case, shall give Buyer such notice within 30 days of such discovery. A failure by Indemnitee to timely give the foregoing notice to Buyer shall not excuse Buyer from any indemnification liability except to the extent that Buyer is materially and adversely prejudiced by such failure.

(d)           Release.  Buyer, on behalf of himself and his Related Parties (as defined below), hereby releases and forever discharges Seller and its individual, joint or mutual, past and present representatives, Affiliates, officers, directors, employees, agents, attorneys, stockholders, controlling persons, subsidiaries, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all claims, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which Buyer or any of his Related Parties now have or have ever had against any Releasee. Buyer hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter released hereby. “Related Parties” shall mean, with respect to Buyer, (i) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with Buyer, (ii) any Person in which Buyer holds a Material Interest or (iii) any Person with respect to which Buyer serves as a general partner or a trustee (or in a similar capacity). For purposes of this definition, “Material Interest” shall mean direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

6.           Definitions. As used in this Agreement:

(a)           “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with the first Person. For the purposes of this definition, “Control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or comparable positions) of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing;

(b)           “Governmental Authority” means any domestic or foreign governmental or regulatory authority;

(c)           “Law” means any federal, state or local statute, law, rule, regulation, ordinance, code, Permit, license, policy or rule of common law;

(d)           “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person will be deemed to own, subject to a Lien, any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset;

(e)           “Order” means any judgment, injunction, judicial or administrative order or decree;

(f)           “Permit” means any government or regulatory license, authorization, permit, franchise, consent or approval; and

(h)           “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

7.           Miscellaneous.

(a)           Counterparts. This Agreement may be signed in any number of counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

(b)           Amendments and Waivers.

(i)           Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(ii)           No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by Law.

(c)           Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer (including by operation of Law) any of its rights or obligations under this Agreement without the consent of each other party hereto.

(d)           No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied will give or be construed to give to any Person, other than the parties hereto, those referenced in Section 5 above, and such permitted successors and assigns, any legal or equitable rights hereunder.

(e)           Governing Law. This Agreement will be governed by, and construed in accordance with, the internal substantive law of the State of Nevada.

(f)           Headings. The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.

(g)           Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement. This Agreement supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof of this Agreement.

(h)           Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remainder of the provisions of this Agreement (or the application of such provision in other jurisdictions or to Persons or circumstances other than those to which it was held invalid, illegal or unenforceable) will in no way be affected, impaired or invalidated, and to the extent permitted by applicable Law, any such provision will be restricted in applicability or reformed to the minimum extent required for such provision to be enforceable. This provision will be interpreted and enforced to give effect to the original written intent of the parties prior to the determination of such invalidity or unenforceability.

[Signature Page Follows]

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, effective as of the date first above written.

SmartHeat Inc.

By:________________________________
     Jason Schlombs
     Chief Executive Officer

____________________________________
Jason Schlombs

Schedule 2.1

Shares of Purchaser to Be Issued to Taiyu Shareholders

	Total Shell Shares Outstanding Prior to Closing	Shell Shares to Be Cancelled Upon Closing	Percentage of Current Taiyu shareholding	Shell Issues New Shares to Taiyu holders	Total Post Merger Shares Outstanding
Shareholder Names to Appear on New Certificates	6,549,900	2,500,000		18,500,000	22,549,900
Beijing YSKN Machinery & Electronic Equipment Co., Ltd			36.80%	6,808,000
Yang In Cheol			20.80%	3,848,000
ShenYang ZhiCe Investment Co., Ltd			16%	2,960,000
Advantage Consultants Ltd.			4.10%	758,500
Song Nian Hui			6%	1,110,000
Dong Xin			5.40%	999,000
Yang Xiu Yun			5.40%	999,000
Li Yan			3.90%	721,500
Yu Ping			1.60%	296,000

Total			100.00%	18,500,000

Schedule 2.4(a)

Appointees to Board of Directors of Purchaser Post Closing

Jun Wang

Schedule 2.4(b)

Officers of Purchaser Post Closing

Jun Wang, President and Chief Executive Officer

Zhijuan Guo, Chief Financial Officer

Huajun Ai, Corporate Secretary

Schedule 4.2

Taiyu Shareholders

Beijing YSKN Machinery & Electronic Equipment Co., Ltd	36.80%
Yang In Cheol	20.80%
ShenYang ZhiCe Investment Co., Ltd	16%
Advantage Consultants Ltd.	4.10%
Song Nian Hui	6%
Dong Xin	5.40%
Yang Xiu Yun	5.40%
Li Yan	3.90%
Yu Ping	1.60%

Schedule 4.3

Taiyu Capitalization

See Schedule 4.2

Schedule 4.6

Taiyu Financial Information

See attached Financial Statements

Schedule 4.7

Events Subsequent to Taiyu Balance Sheet

None

Schedule 4.8

Taiyu Tax Matters

None

Schedule 4.10

Taiyu Real Property

Taiyu is located at A-1, 10, Street 7 Shenyang Economic and Technological Development Zone, Shenyang City, Liaoning Province, PRC. where it has leasehold on two buildings which include the office headquarters and primary manufacturing facilities as well as any other significant fixed assets or special equipment. The Company has a leasehold to use the land in Shenyang by the Municipal administration of state-owned land through June, 2055.

Schedule 4.15

Taiyu Litigation

None

Schedule 4.16

Taiyu Employment Benefit Matters

None

Schedule 4.17

Taiyu Insurance

None

Schedule 5.2(b)

Purchaser Financial Information

See attached Financial Statements

Schedule 5.2(g)

Real Property Owned By Purchaser

None

Schedule 5.2(h)

Real Property Leased by Purchaser

None

Schedule 5.2(i)(ii)

Tangible Personal Property Used in the Purchaser Business

But Not in Possession of Purchaser

None

Schedule 5.2(l)

Material Contracts of Purchaser

Stock Purchase Agreement with Jason Schlombs of even date herewith transferring all of the Assets of Purchaser to Schlombs in exchange for the transfer to Purchaser of 2,500,000 shares of common stock of Purchaser held by Jason Schlombs for immediate cancellation.

Schedule 5.2(n)

Purchaser Litigation

None

Schedule 5.2(p)

List of Purchaser Insurance Policies

None

Schedule 7.3

Material Transaction Prior to Closing

Shortform Merger of Purchaser with SmartHeat Inc., a wholly owned subsidiary of Purchaser, merging SmartHeat Inc, into Purchaser in order to change name of Purchaser from Pacific Goldrim Resources, Inc. to SmartHeat Inc.